Exhibit 99.2

EXECUTIVE SUMMARY:  INTRAOP MEDICAL CORPORATION

About IntraOp

IntraOp manufactures, markets and services the Mobetron, the first mobile, self-shielded, linear accelerator that delivers intra-operative electron-beam radiation therapy (IOERT) to patients as they undergo cancer surgery.  IOERT is the direct application of radiation to the cancer tumor or tumor bed during surgery and has been shown to be effective in the treatment of a wide range of cancers.

Prior to the Mobetron, IOERT patients often required a procedure known as “heroic transport”.  This is where a patient is transported from the operating room, under anesthesia and with an open incision, to a conventional linear accelerator in a shielded radiation therapy center.  After receiving radiation, the patient would be returned to the operating room to complete the surgical procedure and close the incision.

Moving the patient during surgery not only increases risk, but also increases the time required for the procedure from the perspective of the professional staff and hospital or clinic, as well as prolonging the time under anesthesia

The advent of the Mobetron has greatly improved the administration and convenience of IOERT.  Patients no longer have to undergo heroic transport as self-shielding allows the Mobetron to be used safely in the operating room.

The Mobetron can be moved between operating rooms resulting in increased utilization and improved return on investment.

Development work on the Mobetron began in November of 1993.  IntraOp delivered the first system to the University of California San Francisco in December of 1997.  The original system patent was granted in June of 1994 and subsequent patents protecting the electron accelerator technology and unique alignment system have been awarded.

IntraOp has an installed base of 25 Mobetrons in ten countries with a rapidly expanding sales pipeline.  Roughly 60% of its units have been placed outside the United States.  Sales activity is strong both domestically and internationally.

Market Potential

IOERT has traditionally been used to treat advanced cancers.  IntraOp management has identified, and is pursuing two markets that are particularly well-served by the unique capabilities of the Mobetron:  the electron radiation treatment of dermatological and breast cancers.

IntraOp delivered the first Mobetron dedicated to the dermatology market in November of 2008.  The self-shielding and compact size of the Mobetron make it ideally suited to the application of radiation in a dermatology practice. The use of radiation to remove lesions, as opposed to the traditional approach involving Mohs surgery, minimizes scarring and healing time. The reimbursement profile for dermatology is excellent and Company management estimates the U.S. target market at over 250 clinics.

Studies conducted by the pre-eminent breast surgeon, Dr. Umberto Veronesi, presented in June of 2008 have shown IOERT can be effective in the treatment of breast cancer.  Preliminary results of Dr. Veronesi’s study show that for many women the use of IOERT at the time of lumpectomy surgery can eliminate six weeks of post-operative conventional radiation therapy.  IOERT is the standard of care for breast cancer in Italy and Austria and represents an enormous opportunity for IntraOp.  Acceptance in the United States has been largely limited to private payers due to the current Medicare reimbursement profile for breast cancer electron radiotherapy.  IntraOp has retained the Pinnacle Group and manage the process of securing the appropriate Medicare reimbursement profile for this disease locus.

 IntraOp estimates the United States target market overall to be 1,475 locations comprised of 225 academic institutions, 800 large community centers, 200 general cancer treatment facilities and 250 dermatology clinics.  Management believes the international market to be 2,450 locations of which 2,000 are government or public institutions.  Many of these institutions, hospitals, treatment facilities and clinics are candidates for more than one Mobetron.

Selected Financial Information

The Company’s fiscal year ends on September 30th.  All references are to fiscal periods.  In this Executive Summary, “selling” means recognized for revenue.  The Company’s order momentum is much greater than sales in 2009 to date.  The Company expects to exit fiscal 2009 with substantial system order backlog.

IntraOp sold three Mobetrons in 2007 and six in 2008 for revenue of $3.5 and $6.9 million, respectively.  The Company expects to sell nine machines in 2009.  The Company currently builds Mobetrons to order, subject to availability of funds.  Currently, it takes the Company approximately six months to build, test and deliver a system from the date an order is received.  2009 sales would be greater if the Company had the financial resources to build and inventory systems for immediate order fulfillment.

The Company’s fiscal 2009 worldwide system order pipeline includes eight Mobetrons for dermatology IOERT applications (all in the U.S.) and 32 systems for other disease loci and advanced cancers in eleven countries (including the U.S.).  The Company’s fiscal 2010 worldwide system order pipeline includes 22 Mobetrons for dermatology applications (again, all in the U.S.) and 71 systems for potential customers for other disease loci and advanced cancers in seven countries (including the U.S).  Naturally, only a portion of this pipeline will translate into buildable orders, but the level of interest in the Mobetron and related order and sales activity are the greatest in the Company’s history.

The Company customarily receives cash from customers in an amount equal to 20% of the system sales price at the time an order is taken.  This amount is booked as deferred revenue.  The Company receives an additional 70% of the system sales price when the machine is shipped.  The Company receives the final 10% of the system sales price when the machine is accepted by the customer.

100% of the system sales price is recognized as revenue when a machine is delivered, subject to certain conditions.

Financial projections assume an average selling price of $1.2 million per unit. The Company expects to reduce the cost of goods sold per unit from the current level of $900,000 to $625,000 over the next twelve to 24 months as a result of cost re-engineering efforts undertaken by new management.  (See also Strategy and Manufacturing.)  In gross margin terms, system gross margin was in the range of 23% to 24% in 2007 and 2008.  The Company expects system gross margin to be 30% in 2009.  The Company believes that “model” system gross margin in excess of 50% is achievable.  The Company projects system gross margin of 48% at a system sales level of 24 machines per annum.

Service revenue is approximately 5% – 6% of total revenue.  Service gross margin is approximately 50%.

The Company has reduced its operating cash burn rate, without giving consideration to revenues, to approximately $1.4 million per quarter.

The Company’s fully-diluted share capitalization, without giving effect to the Treasury Stock Method, is expected to be approximately 467.3 million common share equivalents as of March 13, 2009.  The Company’s shareholders previously approved and the Board previously authorized a 20:1 reverse stock split; however, the company has determined to forego this reverse split and instead may pursue a 50:1 reverse split following the completion of a private placement transaction.

The Company’s shares have traded between 1.7 cents and 7.0 cents per share in fiscal 2009 and between 1.7 cents and 3.0 cents per share in calendar 2009 as of March 18, 2009.

Intellectual Property

The Company is engaged in an initiative to extend its intellectual property protection.

The next generation Mobetron will be a simpler, lower cost, lighter weight system that will still allow energy levels to be adjusted as required by various applications.  The Company believes that this effort will extend the system patent in the U.S. market.  The Company expects to file in March in the U.S.

In addition, the Company expects to file three new patents relating to new uses for its IOERT technology before the end of the June, 2009 quarter.

The Company has historically and intends in future to vigorously protect and defend its intellectual property.

Competition

Management believes that no other company produces a self-shielded, mobile linear accelerator for cancer radiation therapy.  A small number of medical centers have constructed fully-shielded operating rooms housing conventional linear accelerators.  A conventional linear accelerator which weighs 18,000 pounds and requires approximately 100 tons of concrete or lead shielding and substantially more floor space than the Mobetron would have a total cost per treatment room or operating room of $4 to $5 million (for equipment and shielding combined).

Two Italian companies, New Radiant Technology (“NRT”) and Info & Tech S.p.A, offer non-shielded IOERT units. Neither can achieve the higher treatment energies offered by the Mobetron.  In addition, both require mobile shielding to be positioned around the surgical table prior to treatment.  NRT and Info & Tech have had some sales success, mainly in Italy.  The Company believes that both of these competitors violate one or more IntraOp patents.  In this regard, the Company recently won a judgment in Germany against Info & Tech which barred that company from selling IOERT equipment in Germany which violates IntraOp intellectual property.  Info & Tech subsequently filed a nullification suit in Germany which it won on March 5, 2009.  The Company intends to appeal the verdict of the Nullification Court.  The Company has sold more systems in Italy than in any other country except the United States.

There are several competing technologies for both the dermatology and breast market, none of which involve the therapeutic delivery of electrons.  For dermatology, low-voltage X-rays have been used to treat superficial skin lesions.  This type of disease represents a low percentage of the overall market for dermatology radiation as many lesions extend deeper into the skin and underlying tissues and require higher energies to reach and treat effectively.

There are many competing methods for the treatment of breast cancer.  For Accelerated Partial Breast Irradiation (APBI), Mammosite, and several X-ray based, brachytherapy system, have had significant market success.

In general, the Company is not competing with Varian, Siemens, GE and other larger medical equipment companies.

Manufacturing

The Company recently terminated its contract manufacturing partner and brought the system integration function in-house.  The Company is in discussions with potential contract manufacturers with a view to re-letting the assembly contract.

IntraOp sources modules and subassemblies of various sorts from a variety of subcontractors.  The Company believes that it has excellent relations with its subcontractors which, by and large, are playing an important role in the Company’s ongoing cost re-engineering program.

The Company tests Mobetrons at its facilities in Silicon Valley.

Management

With the exception of Dr. Goer, the Company’s CSO and Co-Founder, IntraOp’s management has largely changed in the last 18 months under the leadership of the new CEO, John Powers.

John Powers -- CEO:
➢	Former CEO of Velocitel ,VP of Business Development and Marketing at CCUSA, and Director of Central US Operations and Worldwide Ancillary products for Motorola CIG
➢	22 years experience in the wireless industry in a wide range of strategic roles.

Don Goer Ph.D. -- Chief Science Officer and Co-Founder:
➢	17 years experience at Varian Associates in linear accelerator sales, marketing and product development.
➢	Recognized and published expert on linear accelerator technology.

J.K. Hullett -- CFO:
➢	Strong small cap experience as Lacuna Fund Partner.
➢	Involved in financial restructuring in August 2008 and became interim CFO in November 2008.

Andy Merrill -- VP of Operations:
➢	More than 25 years experience in manufacturing, operations and engineering.
➢	Responsible for R&D and manufacturing cost reduction.

Strategy

The new team is focused on selling more systems.  Market focus has resulted in orders for eight Mobetrons in the first half of fiscal 2009 to date.  In a time of reduced capital spending by hospitals and other prospective purchasers of Mobetrons, IntraOp is experiencing the most significant order flow in its history.

The Mobetron enjoys an excellent reimbursement profile for dermatology applications.  This is not true, however, for breast and advanced cancers.  The new IntraOp management team is very focused on improving the reimbursement profile for these latter applications in the U.S.  The Company hired the Pinnacle Group, a reimbursement specialist, in May, 2008 to drive the process of securing appropriate reimbursement for breast and advanced cancers.  An APC new technology code was submitted in August, 2008.  The Company expects to submit both an APC Appeal and a new Global CPT application in March, 2009 and believes the new technology APC code will be approved and billable by mid 2009.  The Company expects CPT reimbursement codes to be issued and assigned in early 2011.  Reimbursement is an issue primarily in the U.S.; foreign health care systems, which are typically structured much differently than the United States and are not driven by reimbursement, have embraced the Mobetron and represent the majority of system sales to date.

The Company is well underway with its Design For Manufacturing (“DFM”) initiative to lower the build cost for its machines, thereby delivering a significant improvement in gross profit and margin.  (See also Financial Discussion.)  These engineering changes, which the Company will implement over the next twelve to 24 months, will lower the GAAP P&L breakeven rate for annual system sales.

IntraOp will selectively enter new markets in which it believes its proprietary technology will give it a competitive advantage.  New markets may be either additional disease loci, such as derm, for cancer radiotherapy or new therapeutic or cosmetic applications not involving cancer.  Much of the Company’s IP effort is focused on the latter suite of potential applications.  (See Intellectual Property.)

IntraOp’s new management team has already completed a rigorous program of cost cutting.  Nevertheless, the Company will continue to identify areas with potential for cost savings where cost cutting activities do not negatively impact current sales momentum.

Summary

There are many aspects of IntraOp’s business and opportunity that deserve notice.  We point out the following:

➢	Real patient benefits.

Intra-operative electron radiation therapy has been proven to provide outstanding medical efficacy.  The Mobetron produces excellent survival statistics, lower rates of recurrent disease and less scarring.

The patient avoids heroic transport to a shielded conventional linear accelerator treatment room.

The elimination or reduction of conventional external beam radiotherapy when IOERT is used represents an enormous convenience to patients.  What may have taken five sessions per week for six or eight weeks will be reduced by at least one week at a minimum and could eliminate the need for any external beam treatment by using the Mobetron.

The debilitating effects of normal tissue irradiation which occurs during conventional radiotherapy is therefore reduced or eliminated, damage to surrounding healthy tissue and organs is minimized and the accuracy of energy delivery is increased, thus improving survivability.

Patient benefits aren’t the only drivers for Mobetron adoption.  Institutional buy-in is also required for commercial success.  Thus, it is gratifying that the Mobetron delivers…

➢	Real institutional benefits.

Hospitals and clinics avoid the logistics nightmare and risk of heroic transport of usually anesthetized patients to shielded linear accelerator treatment rooms.

Hospitals and clinics defer the construction of expensive new shielded radiation treatment rooms and the purchase of expensive linear accelerators.

Hospitals and clinics benefit from the Mobetron’s portability and self-shielding, improving machine utilization and return on investment.

With compelling patient and institutional benefits, it is not surprising that the Company is positioned to exploit a…

➢	Large potential IOERT market.

With nearly 4,000 target institutions worldwide, many with the potential for more than one Mobetron purchase, the Company has a very large, open-ended opportunity.

This is particularly true due to IntraOp’s…

➢	Excellent competitive positioning.

The Mobetron is the only mobile, self-shielded e-beam linear accelerator on the market today for intra-operative cancer radiotherapy.

However, the Company’s large market opportunity, outstanding technology and competitive positioning aren’t enough to assure success without…

➢	New, experienced management.

Like many technology companies, IntraOp was managed previously by professional engineers.  Now, the Company has a seasoned professional management team that is rapidly exploiting the Mobetron’s potential in the marketplace.

It should not be a surprise, then, that the “commercial” instincts and market focus of the new management team have led to…

➢	Outstanding sales momentum.

The Company expects to sell more machines in 2009 in the midst of the worst economic recession in 80 years, than in any other period in IntraOp’s history.  The Company has taken orders for seven Mobetrons so far in the first half of 2009.

Excellent order flow and pipeline building would be a moot exercise, however, if the machines were unprofitable to build.  Consequently, the Company is very focused on its system cost re-engineering program.  As implemented over the next twelve to 24 months, this program will deliver…

➢	Improving gross margins.

The Company expects to reduce COGS by approximately $275,000 per system, resulting in materially improved gross profit and margin per machine.

For overall corporate financial health, however, tightly controlled operating costs are essential, particularly in the current credit-unfriendly environment.  Consequently, the new team has worked hard and successfully to…

➢	Lower operating costs.

The Company’s program of cost control and elimination has reduced the quarterly cash burn rate, before revenues, from in excess of $1.7 million to roughly $1.4 million.

The long-term financial health of the Company can only be assured, however, if its intellectual property portfolio can continue to protect IntraOp from copy-cat competitors.  That is why new management is very focused on…

➢	IP extension and protection.

The Company expects to file an important near-term patent extension and several additional new patents over the next few months.  IntraOp has also demonstrated its willingness to defend its IP internationally.

The new patents, not addressed in detail here, will enable the Company to extend the application of its protected technology to…

➢	Additional markets.

The Company has evaluated the potential of new markets, outside oncology, for the Mobetron, as enabled by the IP alluded to above.

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In conclusion, then, IntraOp has the right team, the right technology and the right system to exploit a very large immediate market opportunity.  Against all odds in a terrible economic environment, the Company is experiencing excellent order momentum for a machine that saves lives.

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